The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement    SUBJECT TO COMPLETION       September 15, 2009

                  Pricing Supplement dated September [ ], 2009
             to the Product Prospectus Supplement dated May 7, 2009,
                    the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

  [RBC LOGO]                     $

                                 Royal Bank of Canada

                                 Buffered Bullish Notes Linked to a Basket of
                                 Commodity Indices, due September 30, 2013


Royal Bank of Canada is offering the Buffered Bullish Notes (the "notes") linked to the performance of the Reference Asset named below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated May 7, 2009 describe terms that will apply generally to the notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

Issuer:                       Royal Bank of Canada ("Royal Bank")

Issue:                        Senior Global Medium-Term Notes, Series C

Underwriter:                  RBC Capital Markets Corporation

Reference Asset:              The Payment at Maturity on the Notes is linked to
                              the value of a weighted basket (the "Basket") consisting of five commodity indices (each a "Basket Component"). Such weightings will be achieved by providing a Component Weight for each Basket Component.

                                                                                          Component           Initial
                              Basket Component                                             Weight         Reference Level
                              ----------------                                             ------         ---------------
                              S&P GSCI(TM) Energy Excess Return Index                      20.00%

                              S&P GSCI(TM) Precious Metals Excess Return Index             20.00%

                              S&P GSCI(TM) Industrial Metals Excess Return Index           20.00%

                              S&P GSCI(TM) Agriculture Excess Return Index                 20.00%

                              S&P GSCI(TM) Livestock Excess Return Index                   20.00%

Minimum Investment:           $1,000, and $1,000 increments in excess thereof
                              (the "Principal Amount")

Pricing Date:                 September 28, 2009

Issue Date:                   September 30, 2009

CUSIP:                        78008HGZ7

Valuation Date:               September 26, 2013

Term: The term of your notes is approximately four (4) years.

Percentage Change:            The Percentage Change, expressed as a percentage
                              and rounded to two decimal places, will be equal to the sum of the Weighted Component Changes for the Commodity Indices.

                                   Component Weight x [Final Index Level -
                                 Initial Index Level] / Initial Index Level]

                              Where, for each Commodity Index in the basket, the Initial Index Level is the closing level of that index on the Pricing Date and the Final Index Level is the closing level of that index on the Valuation Date.

Payment at Maturity (if       The Payment at Maturity will be calculated as
held to maturity):            follows:

                              1. If, at maturity, the Percentage Change is positive, then the investor will receive an amount equal to:

                                   Principal Amount + ( Principal Amount x
                                           Percentage Change); and

                              2. If, at maturity, the Percentage Change is negative, but not by more than the Buffer Percentage (between zero and -10% percent), then the Payment at Maturity will equal the Principal Amount of your Notes.

                              3. If, at maturity, the Percentage Change is negative by more than the Buffer Percentage (-10.01% to -100%), then the Payment at Maturity will equal:

                                      Principal Amount + [Principal Amount x
                                           (Percentage Change + 10%)]

Buffer Percentage:            10%

Determination of Final        The Reference Level for each Reference Asset will
Reference Level:              be the official settlement price for the Standard
                              and Poor's GSCI Energy Excess Return Index,
                              Standard and Poor's GSCI Precious Metals Excess
                              Return Index, Standard and Poor's GSCI Industrial
                              Metals Excess Return Index, Standard and Poor's
                              GSCI Agriculture Excess Return Index, and Standard and Poor's GSCI Livestock Excess Return Index, as published by S&P on the relevant valuation date and displayed on Bloomberg SPGCENP
                              <Index>, SPGCPMP <Index>, SPGCINP <Index>, SPGCAGP
                              <Index>, and SPGCLVP <Index>.

                              In certain circumstances, the Final Reference Level for the Reference Assets will be based on an alternate calculation for each Basket Component described under "Unavailability of the Reference Price on a Valuation Date -- Reference Asset Consisting of a Currency or Commodities Index" in the product prospectus supplement.

Maturity Date:                September 30, 2013, subject to extension for
                              market and other disruptions, as described in the product prospectus supplement.

Principal at Risk:            The Notes are NOT principal protected. You may
                              lose some or a substantial portion of your Principal Amount at maturity if there is a decrease in the level of the Reference Asset from the Pricing Date to the Valuation Date.

U.S. Tax Treatment:           By purchasing a note, each holder agrees (in the
                              absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue
                              Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.

                              For further discussion of the U.S. federal tax consequences applicable to the notes, please see the discussion in the prospectus, the prospectus supplement and the product prospectus supplement which applies to your investment in the notes.

Secondary Market:             RBC Capital Markets Corporation (or one of its
                              affiliates), though not obligated to do so, plans to maintain a Secondary Market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the Principal Amount of your Notes.

Currency:                     U.S. Dollars

Listing: The notes will not be listed on any securities exchange or quotation system.

Clearance and                 DTC global (including through its indirect
Settlement:                   participants Euroclear and Clearstream, Luxembourg
                              as described under "Description of Debt
                              Securities--Ownership and Book-Entry Issuance" in the prospectus dated January 5, 2007).

Calculation agent:            The Bank of New York.

Terms Incorporated in         All of the terms appearing above the item
the Master Note:              captioned "Secondary Market" on page p-2 of this
                              pricing supplement and the terms appearing under the caption "General Terms of the Notes" in the product prospectus supplement dated May 7, 2009, as modified by this pricing supplement.

Investing in the notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" beginning on page PS-4 of the product prospectus supplement dated May 7, 2009.

The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the "FDIC") or any other Canadian or U.S. government agency or instrumentality. The notes are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not offered or sold and will not be offered or sold in Hong Kong, other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted top do so under the securities laws of Hong Kong) will be issued other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

                                                                           Per Note          Total
                                                                           --------          -----
Price to public.......................................................           %       $
Underwriting discounts and commission.................................           %       $
Proceeds to Royal Bank................................................           %       $

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this preliminary pricing supplement, the price of the Notes would also include a profit of $28.50 per $1,000 in Principal Amount earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, exceed $50.00 per $1,000 in Principal Amount of the Notes.

We may use this pricing supplement in the initial sale of the notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated May 7, 2009, relating to our Senior Global Medium-Term Notes, Series C, of which these notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated May 7, 2009, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
o34295e424b3.htm

Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
o35030e424b3.htm

Product Prospectus Supplement dated May 7, 2009:
http://www.sec.gov/Archives/edgar/data/1000275/000121465909001144/a5694424b5.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                                  Risk Factors

Each Index is a rolling index. Each Index is composed of futures contracts on a physical commodity. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of each Index, as the exchange-traded futures contract that comprises each Index approaches expiration, it is replaced by a contract that has a later expiration. This process is referred to as "rolling". If the market for this contract is (putting aside other considerations) in "backwardation", where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive "roll yield". Instead, this market may trade in "contango." Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months, thereby creating a negative "roll yield". There is no indication that this market will consistently be in contango or that there will be a negative roll yield in future performance. The "roll yields" could affect the level of each Index and the value of the Notes.

The Notes include the risk of a concentrated position in commodities. The exchange-traded physical commodity underlying the futures contract included in each Index is linked to commodities in energy, precious metals, industrial metals, agriculture and livestock. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in the commodities sector. Accordingly, a decline in value in energy, precious metals, industrial metals, agriculture and livestock would adversely affect the performance of each Index. Technological advances or the discovery of new oil reserves, gold and silver or other precious and industrial metals, could lead to increases in worldwide production of oil, gold and silver or other precious and industrial metals and could decrease the price of crude oil, gold and silver or other precious and industrial metals. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, or increases in efficiency within livestock and agriculture could lessen the demand for energy, livestock and agriculture products and result in lower prices. These or similar changes could result in a decrease in the levels of each Index and hence in the value of the Notes.

The Notes are linked to various S&P GSCITM Excess Return Indices, not the S&P GSCITM Total Return Indices. The Notes are linked to the S&P GSCI(TM) Energy Index - Excess Return, S&P GSCI(TM) Precious Metals Index - Excess Return, S&P GSCI(TM) Industrial Metals Index - Excess Return, S&P GSCI(TM) Agriculture Index
- Excess Return and S&P GSCI(TM) Livestock Index - Excess Return not the S&P GSCI(TM) Energy Index - Total Return, S&P GSCI(TM) Precious Metals Index - Total Return, S&P GSCI(TM) Industrial Metals Index - Total Return, S&P GSCI(TM) Agriculture Index - Total Return and S&P GSCI(TM) Livestock Index - Total Return. The S&P GSCITM Excess Return Indices reflect returns that are potentially available through an unleveraged investment in each Index Component. By comparison, S&P GSCI TM Total Return Indices are total return indices which reflect interest that could be earned on cash collateral invested in three-month U.S. Treasury bills. Because the Notes are linked to S&P GSCI TM Excess Return Indices and not S&P GSCI TM Total Return Indices, the return from an investment in the Notes will not reflect this total return feature.

The Notes are NOT principal protected. You may lose some or a substantial portion (up to 90%) of your Principal Amount at maturity if there is a decrease in the level of the Reference Asset from the Pricing Date to the Valuation Date.

                              Hypothetical Returns

The examples set out below are included for illustration purposes only. All examples assume that a holder has purchased Notes with an aggregate Principal Amount of $1,000, a Buffer Percentage of 10%, and that no extraordinary event has occurred.



Example 1--   Calculation of the Payment at Maturity where the Percentage Change is positive.

                                                                        Actual          Component         Weighted
Commodity Index                                                         Change            Weight         Component
                                                                                                           Change

S&P GSCI(TM) Energy Excess Return Index                                  137%               20%            27.4%

S&P GSCI(TM) Precious Metals Excess Return Index                         -45%               20%              -9%

S&P GSCI(TM) Industrial Metals Excess Return Index                        75%               20%              15%

S&P GSCI(TM) Agriculture Excess Return Index                              40%               20%               8%

S&P GSCI(TM) Livestock Excess Return Index                                -6%               20%            -1.2%
                                                                                  --------------------------------
                                                                                            Sum            40.2%

                   Percentage Change:               40.2%

                   Payment at Maturity:             $1,000 + ($1,000 x 40.2%) =
                                                    $1,000 + $402 = $1,402

                   On a $1,000 investment, a Percentage Change of 40.2% results in a Payment at Maturity of $1,402, a 40.2% return on the Notes.


Example 2--   Calculation of the Payment at Maturity where the Percentage Change is negative BUT not by more than the Buffer Percentage.

                                                                        Actual          Component         Weighted
Commodity Index                                                         Change            Weight         Component
                                                                                                           Change

S&P GSCI(TM) Energy Excess Return Index                                  -38%               20%            -7.6%

S&P GSCI(TM) Precious Metals Excess Return Index                         -45%               20%              -9%

S&P GSCI(TM) Industrial Metals Excess Return Index                        35%               20%               7%

S&P GSCI(TM) Agriculture Excess Return Index                              15%               20%               3%

S&P GSCI(TM) Livestock Excess Return Index                               -16%               20%            -3.2%
                                                                                  --------------------------------
                                                                                            Sum            -9.8%

                   Percentage Change:               -9.8%

                   Payment at Maturity:             At maturity, if the
                                                    Percentage Change is
                                                    negative BUT not by more
                                                    than the Buffer Percentage,
                                                    then the Payment at Maturity
                                                    will equal the Principal
                                                    Amount.

                   On a $1,000 investment, a Percentage Change of -9.8% results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 3--   Calculation of the Payment at Maturity where the Percentage Change is negative by more than the Buffer Percentage.

                                                                   Actual Change        Component         Weighted
Commodity Index                                                                           Weight         Component
                                                                                                           Change

S&P GSCI(TM) Energy Excess Return Index                                  -38%              20%              -7.6%

S&P GSCI(TM) Precious Metals Excess Return Index                         -62%              20%             -12.4%

S&P GSCI(TM) Industrial Metals Excess Return Index                        35%              20%               7%

S&P GSCI(TM) Agriculture Excess Return Index                               5%              20%               1%

S&P GSCI(TM) Livestock Excess Return Index                               -21%              20%              -4.2%
                                                                                  --------------------------------
                                                                                           Sum             -16.2%

                   Percentage Change:               -16.2%

                   Payment at Maturity:             $1,000 + [$1,000 x (-16.2% +
                                                    10%)] = $1,000 - $62 = $938

                   On a $1,000 investment, a Percentage Change of -16.2% results in a Payment at Maturity of $938, a -6.2% return on the Notes.

                  Information Regarding the Underlying Indices

All disclosure contained in this term sheet regarding each S&P GSCI(TM) Commodity Index and the Indices, including, without limitation, its make-up, method of calculation and changes in their components has been derived from publicly available information prepared by Standard & Poor's Financial Services LLC ("Standard & Poor's" or "S&P"). Royal Bank and RBCCM have not independently verified and make no representation as to the accuracy or completeness of such information. None of Royal Bank, the Calculation Agent nor RBCCM accepts any responsibility for the calculation, maintenance or publication of each Index or any successor index.

The S&P GSCI(TM) Commodity Indices

Each Index (Bloomberg, L.P. symbols "SPGCENP <Index>", "SPGCPMP <Index>", "SPGCINP <Index>", "SPGCAGP <Index>", "SPGCLVP <Index>") is a sub-index of the S&P GSCI(TM) Commodity Index (the "S&P GSCI"), which is determined and published by Standard and Poor's ("S&P"). The S&P GSCI is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. The S&P GSCI is also designed as a "tradable" index that is readily accessible to market participants. To achieve these objectives, the S&P GSCI is calculated primarily on a world production-weighted basis and comprises physical commodities that are actively traded in liquid futures markets.

The Goldman Sachs Group first began publishing the S&P GSCI, of which the Index is a sub-index, in 1991. In addition, although the S&P GSCI was not published prior to that time, Goldman Sachs calculated the historical value of the S&P GSCI and related indices beginning on January 2, 1970, based on actual prices from that date forward and the selection criteria, methodology and procedures in effect during the applicable periods of calculation (or, in the case of all calculation periods prior to 1991, based on the selection criteria, methodology and procedures adopted in 1991). The S&P GSCI was normalized to a value of 100 on January 2, 1970, in order to permit comparisons of the value of the GSCI to be made over time. S&P acquired the indices in February 2007.

S&P GSCI Methodology

The S&P GSCI Index Methodology is divided into five substantive sections: (1) the selection criteria for inclusion of contracts in the S&P GSCI; (2) the methodology for determining the weight of each such contract; (3) the methodology for determining the contract expirations of each contract included in the S&P GSCI; (4) the methodology for determining the normalizing constant used in calculating the value of the S&P GSCI; and (5) the methodology for calculating the value of the S&P GSCI. Together, these elements determine the value of the S&P GSCI on any given day, which is equal to the total dollar weight of the S&P GSCI divided by a normalizing constant that assures the continuity of the S&P GSCI over time.

S&P GSCI Index Committee

The S&P GSCI Index Committee (the "Committee") oversees the daily management and operations of the S&P GSCI, and is responsible for all analytical methods and calculation in the sub-indices, including the Index. The Committee is comprised of three full-time professional members of S&P's staff and two members of the Goldman Sachs Group. At each meeting, the Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters.

S&P has established an Index Advisory Panel (the "Panel") to assist it in connection with the operation of the S&P GSCI. The Panel meets on an annual basis and at other times at the request of the Index Committee. The principal purpose of the Panel is to advise the Index Committee with respect to, among other things, the calculation of the S&P GSCI, the effectiveness of the S&P GSCI as a measure of commodity futures market performance and the need for changes in the composition or methodology of the S&P GSCI. The Panel acts solely in an advisory and consultative capacity and does not make any decisions with respect to the composition, calculation and operation of the S&P GSCI.

Contract Eligibility Requirements

To be eligible for inclusion in the S&P GSCI, a commodity futures contract (a "Contract") must:

   (i) be based on a physical commodity and may not be based on a financial commodity;
   (ii) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified time period, in the future;
   (ii) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement;
   (iv)   be denominated in U.S. dollars;
   (v) be traded on or through a trading facility that has its principal place of business in a country that is a member of the Organization for Economic Cooperation and Development that:
          (a) makes price quotations generally available to its members in a manner that provides reasonably reliable indications of the level of the particular market at any given point in time;
          (b) makes reliable trading information available to S&P so that S&P can make monthly determinations
          (c) accepts bids and offers from multiple participants or price providers; and
          (d)  is accessible to a sufficiently broad range of participants;
   (vi) include a reference or benchmark price that has been available on a continuous basis for at least two years prior to the proposed date of inclusion, provided that in appropriate circumstances, S&P, in consultation with the Committee, may determine that a shorter time period is sufficient or that historical Reference Prices for such Contract may be derived from Reference Price for a similar or related Contract;
   (vii) include a Reference Price for such Contract which must be published between 10:00 AM and 4:00 PM in New York City, on each business day on which the relevant trading facility (the "Facility") is open and trades in the Contract.
   (viii) have available volume data for at least three months immediately preceding the date on which the determination is made;
   (ix) be traded over a sufficient time period on each day so as to sufficiently support the tradability of the S&P GSCI taken as a whole; and
   (x) satisfy volume trading requirements and certain percentage dollar weight requirements.


Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW (as defined below) and the appropriate "roll weight," divided by the total dollar weight of the S&P GSCI on the preceding day, minus one.

The total dollar weight of the S&P GSCI is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and (iii) during a roll period, the appropriate "roll weights" (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI calculation.

The "roll weight" of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the S&P GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI also takes place over a period of days at the beginning of each month (referred to as the "roll period"). On each day of the roll period, the "roll weights" of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or
(iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

Because the S&P GSCI is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as "contract expirations." The contract expirations included in the S&P GSCI for each commodity during a given year are designated by S&P, in consultation with the Panel, provided that each such contract must be an "active contract." An "active contract" for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI.

The S&P GSCI--Excess Return

The S&P GSCI--Excess Return (the "S&P GSCI--ER") is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy. The S&P GSCI--ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCI(TM), the composition of which, on any given day, reflects the contract production weight ("CPW") and "roll weights" of the contracts included in the S&P GSCI.

The value of the S&P GSCI--ER on any given day is equal to the product of (i) the value of the S&P GSCI--ER on the immediately preceding day multiplied by
(ii) one plus the contract daily return on the day on which the calculation is made. The value of the S&P GSCI--ER is indexed to a normalized value of 100 on January 2, 1970.

Standard & Poor's calculates and publishes the value of the S&P GSCI--ER and the Index, continuously on each business day, with such values updated every several minutes. Standard & Poor's publishes an official daily settlement price for the Index on each business day between 4:00 PM and 6:00 PM in New York City.

S&P GSCI(TM) Energy Index - Excess Return

The S&P GSCI(TM) Energy Index Excess Return is a world production-weighted index of certain energy commodities in the world economy, including WTI Crude Oil, Brent Crude Oil, RBOB Gasoline, Heating Oil, Gasoil and Natural Gas. As of September 14, 2009, the S&P GSCI(TM) Energy Index Excess Return composed 70.33% of the total S&P GSCI(TM) Excess Return Index. In turn, as of that date, 55.24% of the value of the S&P GSCI(TM) Energy Index Excess Return was determined by futures contracts for WTI Crude Oil, 19.17% of the value was determined by futures contracts for Brent Crude Oil, 6.48% of the value was determined by futures contracts for RBOB Gasoline, 6.16% of the value was determined by futures contracts for No. 2 Heating Oil, 6.53% of the value was determined by futures contracts for Gas Oil and 6.43% of the value was determined by futures contracts for Natural Gas.

S&P GSCI(TM) Precious Metals Excess Return Index

The S&P GSCI(TM) Precious Metals Index Excess Return is a world production-weighted index consisting of two precious metals commodities in the world economy: Gold and Silver. As of September 14, 2009, the S&P GSCI(TM) Precious Metals Index Excess Return composed 3.31% of the total S&P GSCI(TM) Excess Return Index. In turn, as of that date, 88.82% of the value of the S&P GSCI(TM) Precious Metals Index Excess Return was determined by futures contracts for Gold and 11.48% of the value was determined by futures contracts for Silver.

S&P GSCI(TM) Industrial Metals Excess Return Index

The S&P GSCI(TM) Industrial Metals Index Excess Return is a world production-weighted index of certain industrial metals commodities in the world economy, including High Grade Primary Aluminum, Copper, Standard Lead, Primary Nickel and Special High Grade Zinc. As of September 14, 2009, the S&P GSCI(TM) Industrial Metals Index Excess Return composed 7.88% of the total S&P GSCI(TM) Excess Return Index. In turn, as of that date, 30.46% of the value of the S&P GSCI(TM) Industrial Metals Index Excess Return was determined by futures contracts for High Grade Primary Aluminum, 44.80% of the value was determined by futures contracts for Copper Grade A, 6.85% of the value was determined by futures contracts for Standard Lead, 9.52% of the value was determined by futures contracts for Primary Nickel and 8.38% of the value was determined by futures contracts for Special High Grade Zinc.

S&P GSCI(TM) Agriculture Excess Return Index

The S&P GSCI(TM) Agriculture Index Excess Return is a world production-weighted index of certain agricultural commodities in the world economy. As of September 14, 2009, the S&P GSCI(TM) Agriculture Index Excess Return composed 14.05% of the total S&P GSCI(TM) Excess Return Index. In turn, as of that date, 21.49% of the value of the S&P GSCI(TM) Agriculture Index Excess Return was determined by futures contracts for Wheat (Chicago Wheat), 4.41% of the value was determined by futures contracts for Red Wheat (Kansas Wheat), 21.42% of the value was determined by futures contracts for Corn, 16.80% of the value was determined by futures contracts for Soybeans, 7.54% of the value was determined by futures contracts for Cotton, 20.00% of the value was determined by futures contracts for Sugar, 5.62% of the value was determined by futures contracts for Coffee and 2.85% of the value was determined by futures contracts for Cocoa.

S&P GSCI(TM) Livestock Excess Return Index

The S&P GSCI(TM) Livestock Index Excess Return is a world production-weighted index of certain livestock commodities in the world economy, including live cattle, feeder cattle and lean hogs. As of September 14, 2009, the S&P GSCI(TM) Livestock Index Excess Return composed 4.43% of the total S&P GSCI(TM) Excess Return Index. In turn, as of that date, 62.30% of the value of the S&P GSCI(TM) Livestock Index Excess Return was determined by futures contracts for Live Cattle, 11.96% of the value was determined by futures contracts for Feeder Cattle and 25.51% of the value was determined by futures contracts for Lean Hogs

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's Financial Services LLC ("S&P"). S&P does not make any representation or warranty, express or implied, to the owners of Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P GSCI or each Index to track general commodity market performance. S&P's only relationship to Royal Bank is the licensing of certain trademarks and trade names of S&P and of the S&P GSCI, which indices are determined, composed and calculated by S&P without regard to Royal Bank or the Notes. S&P has no obligation to take the needs of Royal Bank or the owners of the Notes into consideration in determining, composing or calculating the S&P GSCI or each Index. S&P is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The S&P GSCI (and the S&P GSCI(TM) Energy Excess Return Index, S&P GSCI(TM) Precious Metals Excess Return Index, S&P GSCI(TM) Industrial Metals Excess Return Index, S&P GSCI(TM) Agriculture Excess Return Index and S&P GSCI(TM) Livestock Excess Return Index) is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

                             Historical Information

The graphs below set forth the historical performance of each Reference Asset. In addition, below each graph is a table setting forth the intra-day high, intra-day low, and mid line levels of each Reference Asset. The information provided in the tables is for the four calendar quarters of 2006, 2007, 2008, the first and second quarters of 2009, as well as for the period from July 1, 2009 through September 14, 2009.

We obtained the information regarding the historical performance of the Reference Assets in the charts below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Assets should not be taken as an indication of future performance, and no assurance can be given as to the market levels of the Reference Assets on the Valuation Date. We cannot give you assurance that the performance of the Reference Assets will result in any return in addition to your initial investment.

                    S&P GSCI Energy Official Close (SPGCENP)
                                (Sep-99 - Sep-08)
                                 [CHART OMITTED]



    Period-          Period-End         High Intra-Day Level         Low Intra-Day Level         Mid Line Level of
  Start Date            Date              of the Commodity            of the Commodity             the Commodity
                                            Index in ($)                Index in ($)                Index in ($)
  ----------            ----                ------------                ------------                ------------
   1/1/2006           3/31/2006               584.0355                    484.4476                    532.149
   4/1/2006           6/30/2006               595.2487                    527.9143                    555.8593
   7/1/2006           9/29/2006               578.6472                    422.9105                    434.6426
  9/30/2006          12/29/2006               430.5124                    384.8579                    388.4369

   1/1/2007           3/30/2007               411.7543                    333.7177                    411.7543
  3/31/2007           6/29/2007               413.1889                    382.4889                    409.217
  6/30/2007           9/28/2007               457.2220                    388.1742                    451.7898
  9/29/2007          12/31/2007               539.96                      438.1291                    526.896

   1/1/2008           3/31/2008               614.0491                    486.5023                    581.1481
   4/1/2008           6/30/2008               769.7476                    575.0748                    796.0009
   7/1/2008           9/30/2008               825.1498                    509.1034                    551.9094
  10/1/2008          12/31/2008               542.4777                    207.9942                    247.1536

   1/1/2009           3/31/2009               271.8384                    174.7849                    210.7105
   4/1/2009           6/30/2009               281.4301                    200.1171                    266.7891
   7/1/2009           9/14/2009               276.4978                    228.2036                    250.4731


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                    S&P GSCI Precious Metals Offic (SPGCPMP)
                                (Sep-99 - Sep-08)
                                 [CHART OMITTED]



    Period-          Period-End         High Intra-Day Level         Low Intra-Day Level         Mid Line Level of
  Start Date            Date              of the Commodity            of the Commodity             the Commodity
                                            Index in ($)                Index in ($)                Index in ($)
  ----------            ----                ------------                ------------                ------------
   1/1/2006           3/31/2006               102.6952                     91.5202                    101.7682
   4/1/2006           6/30/2006               125.8244                     95.7833                    104.4766
   7/1/2006           9/29/2006               112.9454                     97.488                     101.3107
  9/30/2006          12/29/2006               110.0165                     94.9931                    106.6309

   1/1/2007           3/30/2007               115.0303                    101.3571                    109.678
  3/31/2007           6/29/2007               114.0337                    103.946                     104.9567
  6/30/2007           9/28/2007               118.3114                    103.2528                    118.3114
  9/29/2007          12/31/2007               132.0847                    115.8746                    130.3908

   1/1/2008           3/31/2008               157.2566                    133.7929                    142.6143
   4/1/2008           6/30/2008               147.2824                    131.8158                    142.9291
   7/1/2008           9/30/2008               151.227                     110.125                     129.9172
  10/1/2008          12/31/2008               132.8528                    102.9041                    129.061

   1/1/2009           3/31/2009               147.7612                    117.9871                    135.6533
   4/1/2009           6/30/2009               146.2375                    126.8748                    136.2791
   7/1/2009           9/14/2009               149.4024                    133.1283                    148.6267


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                    S&P GSCI Industrial Metals Off (SPGCINP)
                                (Sep-99 - Sep-08)
                                 [CHART OMITTED]



    Period-          Period-End         High Intra-Day Level         Low Intra-Day Level         Mid Line Level of
  Start Date            Date              of the Commodity            of the Commodity             the Commodity
                                            Index in ($)                Index in ($)                Index in ($)
  ----------            ----                ------------                ------------                ------------
   1/1/2006           3/31/2006               234.5345                    200.5302                    231.0142
   4/1/2006           6/30/2006               332.2404                    234.0504                    282.792
   7/1/2006           9/29/2006               311.8962                    274.6304                    299.4257
  9/30/2006          12/29/2006               323.5419                    284.712                     304.8681

   1/1/2007           3/30/2007               324.0549                    276.4585                    323.8439
  3/31/2007           6/29/2007               372.4593                    324.7832                    329.1497
  6/30/2007           9/28/2007               351.7252                    288.5211                    323.4715
  9/29/2007          12/31/2007               330.5930                    267.9393                    274.9427

   1/1/2008           3/31/2008               356.5865                    277.2772                    329.9346
   4/1/2008           6/30/2008               340.9063                    298.042                     315.0765
   7/1/2008           9/30/2008               320.7666                    242.9049                    242.9049
  10/1/2008          12/31/2008               238.4061                    129.5684                    138.0578

   1/1/2009           3/31/2009               149.6843                    125.8575                    146.2151
   4/1/2009           6/30/2009               191.2536                    146.141                     179.1775
   7/1/2009           9/14/2009               226.9434                    171.0113                    210.1689


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                     S&P GSCI Agriculture Official (SPGCAGP)
                                (Sep-99 - Sep-08)
                                 [CHART OMITTED]



    Period-          Period-End         High Intra-Day Level         Low Intra-Day Level         Mid Line Level of
  Start Date            Date              of the Commodity            of the Commodity             the Commodity
                                            Index in ($)                Index in ($)                Index in ($)
  ----------            ----                ------------                ------------                ------------
   1/1/2006           3/31/2006                67.5117                     61.4376                     64.0334
   4/1/2006           6/30/2006                67.0173                     60.2666                     62.6106
   7/1/2006           9/29/2006                64.6676                     55.3986                     58.0597
  9/30/2006          12/29/2006                68.4385                     57.1307                     67.2024

   1/1/2007           3/30/2007                68.7605                     61.407                      61.407
  3/31/2007           6/29/2007                69.012                      59.1942                     64.7066
  6/30/2007           9/28/2007                80.43548                    63.60424                    79.79645
  9/29/2007          12/31/2007                84.55399                    72.73949                    82.41634

   1/1/2008           3/31/2008               104.5839                     83.68995                    86.87444
   4/1/2008           6/30/2008                98.05497                    79.90218                    93.98542
   7/1/2008           9/30/2008                96.48475                    67.73085                    67.73085
  10/1/2008          12/31/2008                67.50102                    46.29209                    57.73975

   1/1/2009           3/31/2009                60.3124                     49.5872                     54.24134
   4/1/2009           6/30/2009                64.5537                     52.7493                     54.83226
   7/1/2009           9/14/2009                57.08105                    51.04118                    51.8295


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                    S&P GSCI Livestock Official CI (SPGCLVP)
                                (Sep-99 - Sep-08)
                                 [CHART OMITTED]



    Period-          Period-End         High Intra-Day Level         Low Intra-Day Level         Mid Line Level of
  Start Date            Date              of the Commodity            of the Commodity             the Commodity
                                            Index in ($)                Index in ($)                Index in ($)
  ----------            ----                ------------                ------------                ------------
   1/1/2006           3/31/2006               417.1377                    344.2885                    344.2885
   4/1/2006           6/30/2006               388.8701                    337.9082                    384.0049
   7/1/2006           9/29/2006               407.7658                    368.6101                    383.2831
  9/30/2006          12/29/2006               389.1571                    362.1475                    371.829

   1/1/2007           3/30/2007               395.9498                    365.1059                    383.4679
  3/31/2007           6/29/2007               389.4003                    363.7259                    367.9689
  6/30/2007           9/28/2007               397.9656                    361.6389                    361.6389
  9/29/2007          12/31/2007               354.0028                    323.2879                    324.7211

   1/1/2008           3/31/2008               323.5565                    275.9018                    275.9018
   4/1/2008           6/30/2008               309.9950                    273.2465                    297.5721
   7/1/2008           9/30/2008               306.3294                    272.6063                    272.6991
  10/1/2008          12/31/2008               271.3163                    226.7831                    232.17

   1/1/2009           3/31/2009               240.3463                    211.1183                    215.221
   4/1/2009           6/30/2009               222.4201                    194.3872                    205.286
   7/1/2009           9/14/2009               212.2008                    188.9081                    194.211


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        Supplemental Plan of Distribution

     We expect that delivery of the notes will be made against payment for the notes on or about September 30, 2009, which is the second (2nd) business day following the Pricing Date (this settlement cycle being referred to as "T+2"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.

         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or RBC Capital Markets Corporation. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

                                        $

                                   [RBC LOGO]



                             Buffered Bullish Notes

         Linked to a Basket of Commodity Indices, due September 30, 2013





                                September _, 2009